Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	April 6, 2015
Contacts:	Kevin McPhaill, President/CEO
Ken Taylor, EVP/CFO
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP ANNOUNCES STOCK REPURCHASE PLAN

Porterville, CA – April 6, 2015 – Sierra Bancorp (Nasdaq:BSRR), parent of Bank of the Sierra, today announced that its Board of Directors has approved an additional 500,000 shares for repurchase due to the completion of the Company’s previous plan. The additional authorized shares represent approximately 4% of the Company’s total shares currently issued and outstanding. The 700,000 shares that were previously authorized were repurchased by the Company from March 2014 through March 2015.

“We feel that stock buybacks have been a tax-efficient way to enhance shareholder value and earnings per share, and our strong capital position and improved financial performance in recent periods enable us to continue this activity,” commented Kevin J. McPhaill, President and CEO. “Moreover, the repurchase program is indicative of our belief with regard to the true value of the Company,” he added.

Repurchases may be made on the open market from time to time, through one or more of the Company's market makers. The Company’s stock repurchase activity will be consistent with the Company’s Insider Trading Policy and will be structured to conform to the safe harbor provisions of Securities and Exchange Commission Rule 10b-18, which contains restrictions related to price, timing, and volume, among other things. The Company generally has ultimate discretion with regard to potential share repurchases based on market conditions and any other relevant considerations, and the authorization of shares for repurchase does not provide assurance that a specific quantity of shares will be repurchased. Moreover, the repurchase program may be discontinued at any time at management’s discretion.

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 38th year of operations and at over $1.6 billion in total assets is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 28 branch offices, an online branch, a real estate industries center, an agricultural credit center, and an SBA center.

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the bank’s ability to maintain current dividend payments or increase dividend payouts to shareholder, its ability to continue to generate record financial results, changes in economic conditions, interest rates and loan portfolio performance, and other factors detailed in the Company’s SEC filings. Sierra Bancorp undertakes no responsibility to update or revise any forward-looking statements.

###################################